Exhibit 10.3

PROMISSORY NOTE

$400,000.00	December 31, 2007

FOR VALUE RECEIVED, Electronic Kourseware International, Inc., a Delaware corporation (“Maker”), promises to pay to the order of Paragon Capital LP, a Delaware limited partnership(“Lender”), whose address is 110 East 59th Street, 29th Floor, New York, New York 10022 (or such other place as the holder hereof may hereafter designate in writing), in immediately available funds and in lawful money of the United States of America, the principal sum of FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) (or the unpaid balance of all principal advanced against this Note from time to time outstanding prior to and including the Maturity Date and interest on all past due amounts, both principal and accrued interest, after the Maturity Date until paid at the Past Due Rate; provided, that for the full term of this Note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest on this Note at the Past Due Rate) shall not exceed the Ceiling Rate.

1.          Definitions. As used in this Note, the following terms shall have the respective meanings indicated:

(a)       “Ceiling Rate” means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas law permits the higher interest rate, stated as a rate per annum.

(b)	“Debt” means the indebtedness evidenced by this Note.

(c)       “Maturity Date” means the maturity date of this Note, fourteen years from the date hereof, as the same may hereafter be accelerated pursuant to the provisions of this Note, or as the same may be extended pursuant to the provisions hereof.

(d)       “Note” means this promissory note and the obligations of the Maker that it evidences.

(e)       “Past Due Rate” means, on any day, a rate per annum equal to the Ceiling Rate for that day, or only if applicable law imposes no maximum non-usurious rate of interest for that day, then the Past Due Rate for that day shall be a rate per annum equal to eighteen percent (18%).

(f)        “Payee” means “Lender” and any other holder or holders of this Note from time to time and, upon acquisition of this Note by any holder or holders other than the named payee, effective as of the time of such acquisition, the term “Payee” shall mean all of the then holders of this Note, to the exclusion of all prior holders not then retaining or reserving an interest in this Note, to the end that all the rights, powers, remedies, liens, benefits and privileges accruing and to accrue hereunder to Payee, as such term is used herein, shall inure to the benefit

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of and be owned and held by the holder or holders of this Note from time to time, whether such holder acquires this Note through succession to or assignment from a prior Payee.

2.          Computation of Interest. Interest shall be computed for the actual number of days elapsed in a year consisting of 365 or 366 days, as the case may be.

3.	Mandatory Payments of Principal and Interest.

(a)       All unpaid principal and accrued and unpaid interest under this Note shall be due and payable on the Maturity Date. The face amount of this Note includes both principal and interest (other than past due interest, if any) from the date of this Note until the Maturity Date.

(b)       All payments hereon made pursuant to this Paragraph shall be applied first to accrued interest, then the balance to principal.

4.          Forgiveness if Conditions Satisfied. This Note is made in connection with an advance of expenses under that certain Stock Purchase Agreement dated as of December 31, 2007, between the Maker and the Lender (the “Stock Purchase Agreement”). If the Note is not previously repurchased by the Maker, the principal and interest on the note will be forgiven, and the note will be canceled, either (i) if the Closing of the Stock Purchase Agreement occurs prior to December 31, 2008 (or such later date as may be mutually agreed by the parties) or (ii) if the Lender fails or refuses to close the transaction and purchase the Control Shares (defined in the Stock Purchase Agreement) within twenty (20) business days after the Maker satisfies all of the conditions in Section 5.1 (a)-(l) of the Stock Purchase Agreement.

5.          Repurchase of Note. If the Maker fails to satisfy all of the conditions of paragraph 5.1 of the Stock Purchase Agreement on or before December 31, 2008 (or such later date as may be mutually agreed by the parties), or fails to close on the purchase of the Control Shares promptly after all such conditions are satisfied, the Lender may terminate the Stock Purchase Agreement. Upon notice of such termination, the Lender may also demand that the Maker repurchase the note for a payment of $50,000 plus 18 % per annum (or the highest amount permitted by law) from the note execution date through the repurchase date. In such event, the Maker shall make such payments to Lender within 10 business days of such demand.

6.          No Usury Intended; Spreading. Notwithstanding any provision to the contrary contained in this Note, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid balance of this Note, accrued or paid from the date hereof and (ii) the aggregate of any other amounts accrued or paid pursuant to this Note, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by this Note from the date hereof, ever exceed the Ceiling Rate. In this connection, Maker and Payee stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this Note shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Ceiling Rate. Maker or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this Note shall never be liable for the interest in excess of the Ceiling Rate. If, for any reason whatever, the interest paid or

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received on this Note during its full term produces a rate which exceeds the Ceiling Rate, the holder of this Note shall credit against the principal of this Note (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid on this Note to produce a rate equal to the Ceiling Rate. All sums paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Note, so that the interest rate is uniform throughout the full term of this Note.

7.          Default. If any default, event of default or similar event (however denominated) occurs under this Note, the owner and holder hereof may, at its, his or her option, exercise any or all rights, powers and remedies afforded under this Note and by law, including the right to declare the unpaid balance of principal and accrued interest on this Note at once mature and payable.

8.          Waiver by Payee. No delay or omission of Payee or any other holder hereof to exercise any power, right or remedy accruing to Payee or any other holder hereof shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy. However, Payee’s right to accelerate this Note for any late payment or Maker’s failure to timely fulfill Maker’s other obligations hereunder shall not be waived or deemed waived by Payee by Payee’s having accepted a late payment or late payments in the past or Payee otherwise not accelerating this Note or exercising other remedies for Maker’s failure to timely perform Maker’s obligations hereunder. Payee shall notify Maker before accelerating this Note and exercising Payee’s other remedies hereunder because of Maker’s failure to timely perform Maker’s obligations under this Note.

9.          Costs and Attorney’s Fees. If any holder of this Note retains an attorney in connection with any default or to collect, enforce or defend this Note in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Maker sues any holder in connection with this Note does not prevail, then Maker agrees to pay to each such holder, in addition to principal and interest, all reasonable costs and expenses incurred by such holder in trying to collect this Note or in any such suit or proceeding, including reasonable attorneys’ fees. An amount equal to twenty percent (20%) of the unpaid principal and accrued interest owing on this Note when and if this Note is placed in the hands of an attorney for collection after default is stipulated to be reasonable attorneys’ fees. MAKER AGREES TO INDEMNIFY, DEFEND, AND HOLD PAYEE ITS SHAREHOLDERS, DIRECTORS, OFFICERS, AGENTS, ATTORNEYS, ADVISORS AND EMPLOYEES (COLLECTIVELY “INDEMNIFIED PARTIES”) HARMLESS FROM AND AGAINST ANY AND ALL LOSS, LIABILITY, OBLIGATION DAMAGE, PENALTY, JUDGMENT, CLAIM, DEFICIENCY, EXPENSE, ACTION, SUIT, COST AND DISBURSEMENT OF ANY KIND OR NATURE WHATSOEVER (INCLUDING INTEREST, PENALTIES, ATTORNEYS’ FEES AND AMOUNTS PAID IN SETTLEMENT GROWING OUT OF OR RESULTING FROM THIS NOTE OR ANY TRANSACTION OR EVENT CONTEMPLATED HEREIN OR THEREIN. (EXCEPT THAT SUCH INDEMNITY SHALL NOT BE PAID TO ANY INDEMNIFIED PARTY TO THE EXTENT THAT SUCH LOSS, ETC. DIRECTLY RESULTS FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THAT INDEMNIFIED PARTY.)

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10.        Paragraph Headings. Paragraph headings appearing in this Note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this Note.

11.        Successors and Assigns. This Note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of Maker and Payee.

12.        Severability. If any provision of this Note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provision of this Note shall not be affected thereby, and this Note shall be liberally construed so as to carry out the intent of the parties to it. Each waiver in this Note is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against Payee for having bargained for and obtained it.

13.        Sale and Assignment. Payee reserves the right, exercisable in its sole discretion and without notice to Maker or any other person, to sell participations or assign its interest, or both, in all or any part of this Note or any loan evidenced by this Note.

14.        Prepayment. Maker may at any time pay the full amount or any part of this Note without penalty, provided Maker gives Payee at least ten (10) business days prior written notice thereof, during which time, Lender may exercise its conversion right set forth below.

15.        Business Loans. Maker warrants and represents to Payee and all other holders of this Note that all loans evidenced by this Note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use.

16.        NOTICE REGARDING PAYMENT AT MATURITY. THIS LOAN IS PAYABLE IN FULL ON THE MATURITY DATE. MAKER MUST REPAY THE ENTIRE PRINCIPAL BALANCE OF THE LOAN AND UNPAID INTEREST THEN DUE. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE PAYEE IS UNDER NO OBLIGATION TO EXTEND OR REFINANCE THE LOAN AT ANY TIME.

17.        Entire Agreement. This Note and the Stock Purchase Agreement between the Maker and Payee dated December 31, 2007, embody the entire agreement and the understanding between Payee and Maker and other parties with respect to their subject matter and supersede all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Maker acknowledges and agrees that there is no oral agreement between Maker and Payee which has not been incorporated in this Note.

ELECTRONIC KOURSEWARE INTERNATIONAL, INC.

By: /s/ Phillip D. Greer

                                                Phillip D. Greer, CEO

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Delivery Addresses for Notices:

MAKER:	LENDER:

Electronic Kourseware International, Inc.	Paragon Capital, LP
Attn: Phillip D. Greer	Attn: Alan Donenfeld
PO Box 1657	110 East 59th Street, 29th Floor
Kyle, Texas 78640	New York, New York 10022

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